TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 31st day of  August, 2015, by and among EAGLE CAPITAL APPRECIATION FUND, EAGLE GROWTH & INCOME FUND, AND EAGLE SERIES TRUST (each, a “Trust” and collectively, the “Trusts” or the “Eagle Family of Funds”), each a Massachusetts business trust, having its principal office and place of business at 880 Carillon Parkway, St. Petersburg, Florida 33716, and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, each Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, each Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each series listed in Exhibit A, together with all other series subsequently established by a Trust and made subject to this Agreement, and in the case of a Trust that does not currently issue shares of beneficial interest in separate series, the Trust itself, are herein referred to as a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

Each Trust hereby appoints USBFS as transfer agent of each of its Fund(s) on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein; provided, however, that in the event any additional services and duties materially increase the services and duties of USBFS hereunder, the parties agree to amend this Agreement to reflect such increased services and duties. Except as contemplated hereby, no other duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS may provide the following transfer agent and dividend disbursing agent services to each Fund:

A.	Receive and process all orders for the purchase, exchange, transfer, and/or redemption of Fund shares in accordance with Rule 22c-1 under the 1940 Act,

other applicable regulations, and as specified in the Fund’s prospectus (the “Prospectus”).

B.	Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Fund’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund’s custodian.

D.	Pay proceeds upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.	Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans and systematic exchange plans.

H.	Maintain the record of the name and address of the Shareholder and the number of Shares issued by the applicable Trust and held by the Shareholder. Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

I.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.	Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

K.	Prepare ad-hoc reports as necessary at prevailing rates.

L.	Mail shareholder reports, Prospectuses, and other communications as may be required by law or as the Trust may reasonably request to current shareholders.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.	Provide shareholder account information upon shareholder or Trust requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

O.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations.

P.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder within required time periods established by applicable regulation.

Q.	Reimburse the Fund for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

R.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by the Fund.

S.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

T.	When applicable, deduct and remit to the Fund any applicable redemption fee from repurchases pursuant to the Fund’s Prospectus.

3.	Additional Services to be Provided by USBFS

A.	If a Trust so elects, by including the services it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Fan Web, Vision Mutual Fund Gateway (Exhibit C)

MARS System TM (Exhibit D)

Each Trust hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit C and Exhibit D are selected by a Trust, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit C and Exhibit D, the exhibits shall control. The provisions of Exhibit C and Exhibit D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.
B.	USBFS shall allow each Trust access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable each Trust to access MFx services by supplying the Trusts with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Trusts only as necessary to access MFx services pursuant to this Agreement. Each Trust shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx. Each Trust hereby understands that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Trusts of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

Each Trust hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

Each Trust acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx.  USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx.  However, USBFS will assist the Trusts in verifying the accuracy of any of the information made available to them through MFx and covered by this Agreement.

In the event of termination of this Agreement as to a Trust(s), in addition to the requirements set forth in Section 14 hereof, such Trust shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

4.	Lost Shareholder Due Diligence Searches and Servicing

Each Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the applicable Fund as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit E hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, each Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  Each Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, each Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

Each Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).  Further, each Trust has determined that the Procedures, as part of each Trust’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, each Trust hereby instructs and directs USBFS to implement the Procedures on its behalf, as such may be amended or revised from time to time.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trusts’ anti-money laundering and identity theft responsibilities.  USBFS will provide reasonable written notice prior to making any material amendments or changes to the Procedures.

USBFS agrees to provide to each Trust:

A.	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering, activity that may warrant a suspicious activity report or identity theft activities in connection with the Trust or any shareholder of a Fund;

B.	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering, activity that may warrant a suspicious activity report or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

C.	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above;

E.	Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust;

F.	Access to any Bank Secrecy Act report or records USBFS files or maintains on behalf of the Trust; and

Each Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trusts, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trusts.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit E hereto (as amended from time to time by written consent of the parties to this Agreement).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  USBFS shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules by consent of the parties to this Agreement.  Each Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  Each Trust shall notify

USBFS in writing within 30 calendar days following receipt of each invoice if it is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any.

Representations and Warranties

A.	Each Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to each Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall at all times act in good faith and exercise reasonable care and due diligence in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trusts in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s reasonable control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS acted in good faith and exercised reasonable care and due diligence in the performance of its duties under this Agreement, each Trust shall indemnify and hold harmless USBFS from and against any and all third party claims, demands, losses, expenses, and liabilities (including reasonable attorneys’ fees and costs) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by its Board of Trustees (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of each Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold each Trust harmless from and against any and all third party claims, demands, losses, expenses, and liabilities (including reasonable attorneys’ fees and costs) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of or related to any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement, or from any allegations that the services provided by USBFS misappropriated, infringes and/or violates and/or the Trust’s use of the USBFS services in accordance with the terms of this Agreement constitutes a misappropriation, infringement and/or violation of any intellectual property right of any party.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Eagle Family of Funds’ trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBFS shall promptly notify the Trusts and shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS as soon as practicable.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trusts shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trusts, at such times as the Trusts may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.  In the event of a failure or delay, USBFS shall not discriminate against any Fund in favor of any other customer of USBFS in making computer time and personnel available to input or process the transactions contemplated by this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense. USBFS shall promptly notify the Fund upon discovery of any administrative error.

B.	In order that the indemnification provisions contained in this Section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent, which consent shall not be unreasonably withheld.

C.	The indemnity and defense provisions set forth in this Section 8, and in Exhibit C, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for any Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

8.	Data Necessary to Perform Services

Each Trust or its agent shall furnish to USBFS the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trusts, all records and other information relative to the Trusts and prior, present, or potential shareholders of the Trusts (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by  the applicable Trust, including any approvals necessary under Regulation S-P from Fund shareholders, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that to the extent permitted by law, USBFS shall provide the applicable Trust notice prior to such disclosure, or (iii) when so requested by a Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from a Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trusts pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trusts and their shareholders.  USBFS further acknowledges that the records and information related to the Trusts and their shareholders may contain personal data, the use of which data is subject to various Privacy Laws, including all state, federal, and international laws and regulations and state, federal, and national government agency orders and decrees to which the Trusts may be subject (“Privacy Laws”).  USBFS shall in good faith execute any and all agreements that the Trusts are required to have USBFS execute in order that the Trusts may comply with any Privacy Laws.  If USBFS’s use (whether directly or indirectly) of the data is contrary to any Privacy Law, or contrary to any of the restrictions set forth in this Agreement, the Trusts shall have the right to (i) terminate this Agreement for cause if such breach has not been cured within five (5) days of receipt by USBFS of written notice, and (ii) pursue any other legal and equitable remedies.  At least once per year, USBFS shall conduct site audits of the information technology and information security controls for all facilities used in complying with its obligations under this agreement, including, but not limited to, obtaining a network-level vulnerability assessment performed by a recognized third-party audit firm based on the recognized industry best practices.

10.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to each Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the applicable Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the applicable Trust or its designee on and in accordance with its request.

Insurance

USBFS shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by USBFS under this Agreement.  Upon the Trusts’ reasonable request, USBFS shall furnish to the Trusts a summary of the applicable insurance coverage.

11.	Compliance with Laws

Each Trust has and retains primary responsibility for all compliance matters relating to its Fund(s), including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve a Trust of its responsibilities for assuring such compliance or the Trust’s Board of Director’s oversight responsibility with respect thereto.  The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by each Trust as expressly contemplated hereby.  USBFS represents warrants and agrees that it shall identify the impact of changes in USBFS regulatory requirements on its ability to deliver the services and perform its obligations under the Agreement. USBFS shall notify the Trusts of such USBFS regulatory requirements within ten (10) days after it learns of the enactment of any such USBFS regulatory requirements and shall work with the Trusts to identify the impact of such changes on how the Trusts use the services or on how USBFS delivers the services. The Trusts and USBFS shall promptly make any resulting modifications to the services as reasonably necessary as a result of changes in such USBFS regulatory requirements. USBFS shall comply with changes to all USBFS regulatory requirements and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such USBFS regulatory requirements. All costs associated with identification and compliance with USBFS regulatory requirements shall be borne by USBFS.

12.	Term of Agreement; Amendment

A.	This Agreement shall become effective as of the date first written above and will continue in effect for a period of seven (7) years. However, this Agreement may be terminated as to a Trust or a Fund by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

B.	Notwithstanding the foregoing, this Agreement may be terminated by either party as to a Trust or a Fund upon the breach by the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trusts and authorized or approved by the Boards of Trustees. The provisions of this Section 13 shall also apply to Exhibit C and Exhibit D.

C.	A Trust may terminate this Agreement as to a Trust or a Fund with thirty (30) days prior written notice to USBFS without penalty in the event that a regulatory body, including a self-regulatory body (i.e. FINRA, SEC) determines that the services provided under the Agreement do not comply with the laws, rules, regulations, findings or guidelines of such regulatory or self-regulatory body

(“Regulatory Issue”) and USBFS determines that it cannot make modifications or enhancements to the applicable services within a commercially reasonable period to resolve any such Regulatory Issue. A terminating Trust may provide USBFS with all written documentation from any such regulatory or self-regulatory body related to any such determination along with the termination notice. If a Trust terminates this Agreement as to a Trust or a Fund based on a Regulatory Issue, notwithstanding anything to the contrary in the Agreement, the Trust will not be responsible for any payments under Section 15 of this Agreement as to the Trust, or, in the event of the termination of a Fund, as to the terminated Fund.

D.	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following (in which case the Trusts shall not be obligated to pay an early termination fee under Section 15(a) of this Agreement): (i) the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; or (ii) the relevant federal or state authority withdrawing its authorization of either party.

13.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of USBFS’s duties or responsibilities hereunder is designated by a Trust by written notice to USBFS, USBFS will promptly, upon such termination and, except in the case of a material breach by USBFS, in which case all expenses shall be borne by USBFS, at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

14.               Early Termination

In the absence of a termination by a Trust for USBFS’ material breach of this Agreement (Section 13(B), or termination because of a Regulatory Issue (Section 13(C), or a Trust’s termination pursuant to Section 13(D), should a Trust elect to otherwise terminate this Agreement as to the Trust or a Fund prior to the end of the initial seven year term, the Trust, as to the Trust or the Fund, agrees to pay the following fees:

a.	all monthly fees through the end of the initial seven year term, including the repayment of any negotiated discounts;
b.	all fees associated with converting services to a successor service provider, as agreed upon by both parties;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider, as agreed upon by both parties;
d.	all reasonable and documented out-of-pocket costs associated with a-c above.

15.                Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by a Trust without the written consent of USBFS, or by USBFS without the written consent of the Trusts, accompanied by the authorization or approval of each Trust’s Board of Trustees.

16.               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.               No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.               Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.               Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.            Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Trusts shall be sent to:

Eagle Family of Funds
c/o Eagle Asset Management, Inc.
880 Carillon Parkway
            Saint Petersburg, FL 33716

22.               Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.               Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

24.               Trust and Shareholder Liability

USBFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of each Trust and agrees that obligations assumed by a Trust and/or Fund pursuant to this Agreement shall be limited in all cases to that Trust and/or Fund and its assets, and if the liability relates to one or more Trusts and/or Funds, the obligations hereunder shall be limited to the respective assets of those Trusts and/or Funds. USBFS further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Trust and/or Fund, nor from the Trustees, any individual Trustee of a Trust or any of the Trust’s officers, employees or agents, whether past, present or future shall be personally liable therefore.

25.            Security Breach Procedures.

For purposes of this section, the term “Security Breach” shall mean (i) any act or omission that materially compromises either the security, confidentiality or integrity of Confidential Information (as defined below) or the physical, technical, administrative or organizational safeguards put in place by USBFS (or any authorized persons) that relate to the protection of the security, confidentiality or integrity of Confidential Information, or (ii) receipt of a complaint in relation to the privacy practices of USBFS (or any authorized persons) or a breach or alleged breach of this Agreement relating to such privacy practices.  USBFS shall: (i)  notify a Trust of a Security Breach as soon as practicable, but no later than twenty-four (24) hours after USBFS becomes aware of it; and (ii) notify a Trust of any Security Breaches by and with a copy by e-mail to USBFS’ primary business contact within the Trust.  Immediately following USBFS’ notification to a Trust of a Security Breach, the parties shall coordinate with each other to investigate the Security Breach. USBFS agrees to cooperate with the Trust in the Trust’s handling of the matter, including, without limitation: (i) assisting with any investigation; (ii) providing the Trust with physical access to the facilities and operations affected; (iii) facilitating interviews with USBFS’ employees and others involved in the matter; and (iv) making available all relevant records, logs, files, data reporting and other materials required to comply with applicable law, regulation, industry standards or as otherwise reasonably required by the Trust.  USBFS shall immediately remedy any Security Breach and prevent any further Security Breach at USBFS’ expense in accordance with applicable privacy rights, laws, regulations and standards. USBFS shall reimburse a Trust for actual costs incurred by the Trust in responding to, and mitigating damages caused by, any Security Breach, including all costs of notice and/or remediation pursuant to this paragraph.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

EAGLE CAPITAL APPRECIATION FUND EAGLE GROWTH & INCOME FUND EAGLE SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: Richard J. Rossi	Name: Ian Martin

Title: Co-Chief Operating Officer	Title: Executive Vice President

Exhibit A
to the
Transfer Agent Servicing Agreement

Fund Names

Separate Trusts of the Eagle Family of Funds and Series Thereof, if Any

Name of Trust:

Eagle Capital Appreciation Fund

Eagle Growth & Income Fund

Eagle Series Trust
Name of Series:
Eagle Investment Grade Bond Fund
Eagle International Stock Fund
Eagle Mid Cap Growth Fund
Eagle Mid Cap Stock Fund
Eagle Smaller Company Fund
Eagle Small Cap Growth Fund
Eagle Tax-Exempt Bond Fund

Exhibit B
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month.  “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent.  Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis.  USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month.  USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

Exhibit C
to the
Transfer Agent Servicing Agreement

INTERNET ACCESS SERVICES

1.	Services Covered

USBFS shall make the following electronic, interactive and processing services (“Electronic Services”) available to each Trust in accordance with the terms of this Exhibit C:

A.	Fan Web – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities. Internet service is connected directly to the Trusts’ web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	Vision Mutual Fund Gateway – Permits broker/dealers, financial planners, and registered investment advisors to use a web-based system to perform order and account inquiry, execute trades, print applications, review Prospectuses, and establish new accounts.

2.	Duties and Responsibilities of USBFS

USBFS shall:

A.	Make Electronic Services available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to12:00 a.m. Central Time.

B.	Provide installation services, which shall include review and approval of the Trusts’ network requirements, recommending method of establishing (and, as applicable, cooperate with the Trusts to implement and maintain) a hypertext link between the Electronic Services site and the Trusts’ web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to Trust employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services site from the Trusts’ web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.	Address and mail, at a Trust’s expense, notification and promotional mailings and other communications provided by the Trust to shareholders regarding the availability of the Electronic Services.

F.	Shareholders, financial advisers or other person or entity who desires to make inquiries concerning the Trusts or perform transactions in accounts with the Funds using any of the Electronic Services (the “End User”) will establish their own user ID and password in order to access the Electronic Services.

G.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of a Fund’s shares upon completion of the transaction.

H.	Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than 128-bit or any stronger technology industry standard that becomes common for used in similar applications. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Trusts promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

J.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Trusts to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.	Establish and provide to the Trusts written procedures, which may be amended from time to time by USBFS with the written consent of each Trust, regarding End User access to the Electronic Services. Such written procedures shall establish security standards for the Electronic Services, including, without limitation:

(1)	Encryption/secure transport protocols.

(2)	End User lockout standards (e.g., lockout after three unsuccessful attempts to gain access to the Electronic Services).

(3)	Password issuance and reissuance standards.

(4)	Access standards, including limits on access to End Users whose accounts are coded for privilege.

(5)	Automatic logoff standards (e.g., if the session is inactive for longer than 15 minutes).

L.	Provide each Trust with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish each Trust with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

3.	Duties and Responsibilities of the Trusts

Each Trust assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

Also, each Trust shall:

A.	Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Trust through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Trust shall provide USBFS with the name of the host of the Trust’s web site server and shall notify USBFS of any change to the Trust’s web site server host.

C.	Provide USBFS with such information and/or access to the Trust’s web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.	Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Trust becomes aware or any changes in policies or procedures of the Trust requiring changes to the Electronic Services.

4.	Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Trusts’ web site(s) and the Electronic Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

USBFS shall be compensated for providing the Electronic Services in accordance with the fee schedule set forth in Exhibit E (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2(A), USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS’s sole liability to the Trusts or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless each Trust and its directors, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees and costs) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of Trust Files (as defined below) or Confidential Information to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against a Trust’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust, the Trust may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

D.	Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

E.	USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

F.	Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.	File Security and Retention; Confidentiality

A.	USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trusts’ data bases, files, and other information provided by the Trusts to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Eagle Files”). USBFS’s security provisions with respect to the Electronic Services, the Trusts’ web site(s) and Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trusts hereunder shall be available for inspection by the Trusts’ regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBFS will take such actions as are necessary to protect the intellectual property contained within the Trusts’ web site(s) or any software, written materials, or pictorial materials describing or creating the Trusts’ web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Trusts’ web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the Electronic Services.

B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Trusts’ lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon a Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) each Trust will return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit D to the
Transfer Agent Servicing Agreement - Eagle
MARS SystemTM
(Lite option)

1.                  Definitions

Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM”  which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

2.                  Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1)  Project Management Assistance
(2)  Setup and Testing of System Interfaces
(3)  Conversion of Historical Data from the Trust
(4)  Assist with Sales Channel and Sales Territory Setup
(5)  Assist with Clearing/Executing Firm Relationships
(6)  Assist with Compliance Rule Setup
(7)  Database Setup (User Defined Fields)
(8)  Training (additional fee)

USBFS will provide the following support services after implementation:

(1)  Assist with Project Management
(2)  Dedicated Client Service team
(3)  Weekly status calls (if needed)
(4)  Setup and testing of requests from the Trust
(5)  Duplicate Data Identification
(6)  Assistance with System File Imports
(7)  Custom Report Programming (at Programming rates)
(8)  Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)

3.             Duties and Responsibilities of the Trusts

The Trusts shall assume exclusive responsibility for the consequences of any instructions it may give to USBFS and for the Trust’s failure to supply accurate information to USBFS.

4.                  System Maintenance

The Trusts understand that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARSTM, which may cause temporary service interruptions.  USBFS shall notify the Trusts of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

5.                  Additional Representation and Warranty

The parties hereby warrants that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Trusts’ web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

6.            Proprietary Rights

A.	Each Trust acknowledges and agrees that by virtue of subscribing to MARSTM through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARSTM and owned by Sales Focus Solutions and licensed to USBFS. Any interfaces and software provided to the Trusts in order to provide connectivity to MARSTM through USBFS shall be used by the Trusts only for the period during which this Exhibit D is in effect and only in accordance with the terms of this Exhibit D and shall not be used by the Trusts to provide connectivity to or through any other system or person without USBFS’ prior written approval. The Trusts shall not copy, decompile or reverse engineer any software or programs provided to the Trusts hereunder. Each Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications.

B.	The MARSTM site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trusts. Each Trust retains all rights in such intellectual property that may reside on the MARSTM site, not including any intellectual property provided by or otherwise obtained from USBFS. To the extent the intellectual property of the Trust is cached to expedite communication, the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of the Trust is duplicated within the MARSTM site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trusts’ web site(s), the Trust grants to

USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this is in effect. This license is limited to the intellectual property needed to replicate the appearance of the Trusts’ web site(s) and does not extend to any other intellectual property owned by the Trust. Each Trust warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section 6 and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this , in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section 6 relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit D.

7.                  Compensation

USBFS shall be compensated for providing MARSTM in accordance with the fee schedule set forth in Exhibit E (as amended from time to time).

8.                  Additional Indemnification; Limitation of Liability

A.	USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARSTM. Accordingly, USBFS’ sole liability to the Trust or any third party for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARSTM to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume MARSTM as promptly as is reasonably possible.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its trustees, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARSTM and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Trusts’ use of MARSTM by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trusts the right to continue to use MARSTM on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify MARSTM so that they become non-infringing, provided that, in the Trusts’ judgment, such replacement or modification does not materially and adversely affect the performance of MARSTM or significantly lessen its utility to the Trusts If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of MARSTM or significantly lessen its utility to the Trusts, the Trusts may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBFS.

D.	Because the ability of USBFS to deliver MARSTM is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARSTM by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.

E.	The Trusts are responsible for verifying the accuracy and receipt of all data or information made available via MARSTM. The Trust is responsible for promptly notifying USBFS of any errors or inaccuracies relating to data or other information made available via MARSTM with respect to the Trusts’ shareholders.

F.	USBFS shall not be responsible for the accuracy of input material from Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

9.            File Security and Retention; Confidentiality

A.	USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by each Trust to USBFS for use with MARSTM (“Trust Files”). USBFS’s security provisions with respect to MARSTM and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for each Trust hereunder shall be available for inspection by the Trusts’ regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.

B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Trusts’ lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this for any reason and upon the Trust’s request, USBFS shall return to the Trusts, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Nothwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

10.            Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARSTM AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARSTM PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.            Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D, (i) the Trusts will immediately end their access to MARSTM and (ii) the Trusts will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the services  provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit E to the Transfer Agent Servicing Agreement

Annual Service Charges to the Fund*
▪	Base Fee per CUSIP	$ 2,000/year
▪	NSCC Level 3 Accounts	$ 5.00 /open account
▪	Non Level 3 Accounts	$11.00 /open account
▪	Closed Accounts	$ 2.50 /closed account

Out-Of-Pocket Expenses
Including but not limited to telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC Profile, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, return mail processing, omnibus conversions, travel, excess history, FATCA and other compliance mailings.

Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, short-term trader reporting, excessive trader, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), marketing and fulfillment solution (eCONNECT), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Exhibit E (continued) to the Transfer Agent Servicing Agreement – Fee Schedule at August 31, 2015

FAN Web
Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.

▪	Annual Base Fee - $36,000 /year
▪	FAN Web Direct (API) – Quoted Separately
▪	Customization - $200 /hour- (subject to change at prevailing rates of vendor)
▪	Activity (Session) Fees:
	−	Inquiry - $0.15 /event
	−	Account Maintenance - $0.25 /event
	−	Transaction – financial transactions, reorder statements, etc. - $0.50 /event
	−	New Account Setup - $3.00 /event (Not available with FAN Web Select)
▪	Strong Authentication:
	−	$0.045 /month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Mail
Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.
▪	Base Fee Per Management Company – file generation and delivery - $6,000 /year
▪	Per Record Charge
	−	Rep/Branch/ID - $.018
	−	Dealer - $0.012
▪	Price Files - $0.002 /record or $1.75 /user per month, whichever is less

Vision
Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

▪	Inquiry Only
	−	Inquiry - $0.05 /event
	−	Per broker ID - $5.00 /month per ID
▪	Transaction Processing
	−	Implementation - $5,000 /management company
	−	Transaction – purchase, redeem, exchange, literature order - $0.50 /event
	−	New Account Setup – $3.00 /event
	−	Monthly Minimum Charge - $500 /month

Vision Electronic Statements
Provides the capability for financial intermediaries to access electronic statements via the Vision application.*
▪	Implementation Fees
	−	$5,000 /fund group

Vision Electronic Statements
▪	Load charges
	−	$0.05 /image
▪	Archive charge (for any image stored beyond 2 years)
	−	$0.015 /document
*Normal Vision ID and activity charges also apply.

Exhibit E (Continued) to the Transfer Agent Servicing Agreement
Transfer Agent & Shareholder Services
Supplemental Services – E-Commerce Services Fee Schedule at August 31, 2015

Client Web Data Access
USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.
▪	BDS – Statement Storage & Retrieval
	-	Setup: $250 /user
	-	Support: $100 /user per month
▪	ReportSource – Report and Data File Storage & Retrieval
	-	Setup: Included in intial fund setup on Transfer Agent system
	-	$200/ user per month beyond 2 users included as part of setup
Additional Data Delivery Services
▪	Ad Hoc/ PowerSelect File Development
	-	Standard ad-hoc select: $300 per file
	-	Custom coded data for recurring, scheduled delivery: $165 per hour consultation and programming development
	-	Support: $100 /file per month
	-	Recurring files/ reports scheduled for delivery via Report Source.
▪	Custom Electronic File Exchange (DDS delivery of standard TIP files)
	-	Setup: $2,500 one-time fee
	-	Support: $100 /file per month

Recordkeeping Application Access
▪	Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers
	−	$1,500 implementation
	−	$500 /month
▪	Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers
	−	Cost varies depending upon location and bandwidth
▪	TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.
	−	$500 implementation
	−	$200 /ID per month
▪	TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.
	−	$2,500 implementation
	−	$350 /ID per month
▪	TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.
	−	$1,000 implementation
	−	$200 /ID per month
▪	Automated Work Distributor (AWD) – Image and workflow application.
	−	$13,500 implementation
	−	$400 /ID per month
▪	Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.
	−	$1,500 implementation
	−	$200 /ID per month
▪	PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.
	−	$3,000 /month

Programming Charges- (subject to change at prevailing rate of vendor)
▪	$200 /hour
▪	Charges incurred for customized services based upon fund family requirements including but not limited to:
	-	Fund setup programming (transfer agent system, statements, options, etc.)
	-	Conversion programming
	-	Customized service development
	-	Voice response system setup (menu selections, shareholder system integration, testing, etc.)
	-	All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns – Cost based on project requirements.

Exhibit E (continued) to the Transfer Agent Servicing Agreement – Fee Schedule at August 31, 2015

Transfer Agent Training Services
▪	On-site at USBFS - $1,500 /day
▪	At Client Location - $2,500 /day plus travel and out-of-pocket expenses if required

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
▪	$1.00 /direct open account per year

Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:
▪	$1,500 setup /fund group
▪	$500 /month administration
▪	$5.00 /received email correspondence

Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations.  There will be no correspondence charges related to this service.

▪	$1,000 /fund group per month
Literature Fulfillment Services*
▪	Account Management
− $300 /month
▪	Inbound Teleservicing Only
− Account Management - $250 /month
− Call Servicing - $1.25 /minute
▪	Lead Source Reporting
− $250 /month
▪	Closed Loop Reporting
− Account Management - $500 /month
− Database Installation, Setup - $1,500 /fund group
▪	Out-of-Pocket Expenses
− Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.
CTI Reporting – Integrated custom detailed call reporting $250 /monthly report

Exhibit E (continued) to the Transfer Agent Servicing Agreement - Transfer Agent & Shareholder Services
Supplemental Services Fee Schedule at August 31, 2015

Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
▪	$15.00 /qualified plan account or Coverdell ESA account (Cap at $30.00 /SSN)
▪	$25.00 /transfer to successor trustee
▪	)
▪	$25.00 /refund of excess contribution

Additional Shareholder Paid Fees
▪	$15.00 /outgoing wire transfer or overnight delivery
▪	$5.00 /telephone exchange
▪	$25.00 /return check or ACH or stop payment
▪	$10.00 /research request per account (This fee applies to requests for statements older than the prior year)

Physical Certificate Processing – Services to support the setup and processing of physical certificated shares for a fund family:
▪	$750 setup/fund group
▪	$10.00 /certificate transaction

Real Time Cash Flow
▪	Implementation (one time charge) & Recurring Charges (monthly)
	-	5 Users – $3,750
	-	10 Users – $6,375
	-	20 Users – $10,500
	-	30 Users – $12,375
	-	40 Users – $13,500
	-	50 Users – $15,000
▪	Training
	-	WebEx - $500 /user
	-	On Site at USBFS - $1,500 /day
	-	At Client Location - $2,500 /day plus travel and out-of-pocket expenses if required
▪	Real Time Data Feeds
	-	Implementation (per feed) - $225 /hour (8 hour estimate)
	-	Recurring (per feed) - $375 /month

Exhibit E (continued)  to the Transfer Agent Agreement

MARS Lite Fee Schedule at August 31, 2015

MARS v7i Product and Services MARS System Setup and Implementation Fees	One-time fee		One-time Cost
System Implementation Cost – Historical Sales and Compliance and Contact Data from DST TA2000 or up to 2 years of data for MARS Lite.	$ ~~25,000~~ *$10,000		*$10,000
Standard MARS Interface	$ 2,500
Omni/SERV Interface Setup	$ 1,800
MARS Omni\SERV Module Setup Fee	$ 2,500
MARS Training per Day	$ 2,500
Data Conversion Schwab- Historical sales from Schwab for up to 2 years of sales history	$ 2,500
Data Conversion Fidelity - Historical sales from Fidelity for up to 2 years of sales history.	$ 2,500
Data Conversion TD Ameritrade - Historical sales from TD Ameritrade for up to 2 years of sales history.	$ 2,500
Data Conversion DataLynx - Historical sales from DataLynx for up to 2 years of sales history.	$ 2,500
Custom Data InterfaceSetup	Cost per interface	Number of interfaces
$ 7,500
	Total One-time Cost:		*$10,000 one-time Cost

MARS v7i Product and Services MARS System Setup and Implementation Fees
Monthly Cost
MARS Lite Sales & Compliance Modules[1]	~~$ 7,500 - $ 10,000~~  *$6,000	*$6,000
Notes: 1. MARS Lite includes Schwab, Fidelity and OmniServ Interfaces. Does not provide user access or CRM functionality.
	Total Monthly Cost:		*$6,000

Where the price is marked with a “*” this is a discounted price if signed by 12/31/2014